Exhibit 4.4

CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWER, PREFERENCES AND RELATIVE, PARTICIPATING, OPTION OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF THE SERIES OF PREFERRED STOCK TO BE DESIGNATED.

SERIES C PREFERRED STOCK

OF

KLOTHO NEUROSCIENCES , INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on December 2, 2025, by the Board of Directors of Klotho Neurosciences, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation and in accordance with the provisions of the General Corporation Law of the State of Delaware:

RESOLVED that pursuant to authority expressly granted to and vested in this Board of Directors of the Corporation in accordance with the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of Series C Convertible Preferred Stock, par value $.0001 per share, which shall consist of up to 3,500 shares of the 100,000,000 shares of Preferred Stock which the Corporation now has authority to issue, be and the same hereby is, authorized, and this Board of Directors hereby fixes the designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock) as follows:

1. Designation. There shall be a series of Preferred Convertible Stock designated as “Series C Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting that series shall be 3,500. The Original Issuance Price of the Series C Preferred Stock shall be $4,300.00 per share.

2. Voting. Except as may be otherwise provided herein or by law, the Series C Preferred Stock shall vote together with all others classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Series C Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series C Preferred Stock is then convertible. Notwithstanding anything to the contrary contained herein, until the Company received Stockholder Approval, as defined below, the aggregate number of votes by all Series C Holders as a group shall not exceed the votes associated with the number of shares of Common Stock as equals the Issuance Limit, as defined below.

3. Dividends. (a) The holders of shares of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, dividends on a pro rata basis with all other holders of the Series C Preferred Stock and all holders of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such stock).

(b) Each fractional share of Series C Preferred Stock outstanding shall be entitled to a ratably proportionate amount of any dividends or other distributions made with respect to each outstanding share of Series C Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series C Preferred Stock.

4. Liquidation. (a) Upon any liquidation, merger, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series C Preferred will be entitled to receive in preference to the holders of Common, an amount equal to the Original Purchase Price multiplied by one hundred eleven percent (111%) (the “Liquidation Preference”).

(b) If the assets of the Corporation available for distribution to the holders of Series C Preferred Stock upon any liquidation, merger, dissolution or winding up of the Corporation, shall be insufficient to pay the full preferential amount to which holders of the Series C Preferred Stock are entitled pursuant to Section 4(a) above, of this Certificate of Designation, holders of Series C Preferred Stock shall share all available assets of the Corporation on a pro rata basis.

(c) The Corporation shall give each holder of Series C Preferred Stock written notice of any liquidation, merger, dissolution or winding up not later than 15 days prior to any meeting of stockholders to approve such dissolution, liquidation or winding up or, if no meeting is to be held, not later than 30 days prior to the date of such dissolution, liquidation or winding up.

5. Conversions. The holders of shares of Series C Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Subject to the terms and conditions of this Section 5, the holder of any share or shares of Series C Preferred Stock shall have the right, at its option at any time, to convert each share of Series C Preferred Stock into 10,000 shares of fully paid and nonassessable share of Common Stock (the “Conversion Ratio”). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series C Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall issued.

(b) Issuance of Certificates. Promptly after the receipt of the written notice referenced to in subsection 5(a) and surrender of the certificate or certificates for the share or shares or Series C Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Ratio shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series C Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares of Series C Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subsection 4(b), but no payment or adjustment shall be made on account of any accrued dividends that have not been declared. In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 4(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would; except for the provisions of the first sentence of this subsection 5(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

(d) Subdivision or Combination of Common Stock. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock (also known as a forward stock split), the Conversion Ratio in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.

(e) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then as it condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a shares or Series C Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(f) Notice of Adjustment. Upon any adjustment of the Conversion Ratio, then in each such case the Corporation shall give written notice thereof, by delivery in person, certified or mail, return receipt requested or e-mail addressed to each holder of shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, which notices shall state the Conversion Ratio resulting from such adjustment, setting forth, in reasonable detail the method upon which such calculation is based.

(g) Other Notices. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders or its Common Stock;

(2) there shall be any capital reorganization or reclassification of the capital stock of the Corporation or a consolidation or merger of the Corporation with or into another entity or entities. or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

(3) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified mail, return receipt requested or e-mail to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a shall be taken for such dividend distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription right the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

(h) Limitations on Conversion. (i) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon conversion shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the U.S. Exchange Act and the rules and regulations promulgated thereunder. By written notice to the Company, the Holder may waive the provisions of this Section 10(a) as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other holder.

(ii) Notwithstanding anything to the contrary contained herein, the aggregate number of shares of Common Stock that may be acquired by the Holder upon conversion shall be limited to the extent necessary to insure that following conversion the total number of shares of Common Stock issued to Holder (including all prior conversions by Holder) does not exceed 19.99% of the Company’s issued and outstanding Common Stock as of the date of the issuance of Holder’s shares of Series C Preferred Stock (the “Issuance Limit”) until such time as the Company, at a special meeting or the annual meeting of stockholders, receives approval from its stockholders to issue shares in excess of the Issuance Limit (the “Stockholder Approval”). For the purposes of calculating the number of shares of Common Stock issued upon conversion prior to the Stockholder Approval, the shares of Common Stock issued upon a;; conversions by all holders of Series C Preferred Stock shall be aggregated together.

(i) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue the issue there and without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Ratio in effect at the time. The Corporation will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Ratio if the total number of shares of Common Stock issued and issuable after such action upon conversion of Series C Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

(j) No Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(k) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

(l) Definition of Common Stock. As used in this Section 4 the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock par value $.0001 per share, as constituted on the date of filing of these terms of the Series C Preferred Stock and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the its rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided the shares of Common Stock receivable upon conversion of shares of Series C Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date filing of this instrument, or in case of any reorganization or reclassification of standing outstanding shares thereof, the stock, securities or assets provided for in subsection 5(e).

6. Amendments. No provision of these terms of the Series C Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

IN WITNESS WHEREOF, Klotho Neurosciences, Inc. has caused this certificate to be signed and its corporate seal to be hereunto affixed on this 2nd day of December, 2025.

KLOTHO NEUROSCIENCES, INC.

By:	/s/ Joseph Sinkule
Name:	Joseph Sinkule
Title:	Chief Executive Officer